Exhibit 10.10

CONFIDENTIAL GENERAL RELEASE OF ALL CLAIMS

This Confidential General Release of All Claims (“Agreement”) is entered into between IVAX DIAGNOSTICS, INC., along with its parents (including, without limitation, Erba Diagnostics Mannheim GmbH), predecessors, successors, subsidiaries (including, without limitation, Delta Biologicals, S.r.l, ImmunoVision, Inc. and Diamedix Corporation), affiliates, related entities, divisions, assigns, and all of its and their current, former, and future owners, officers, directors, shareholders, investors, members, employees, consultants, attorneys, insurers, and assigns (collectively “IVD”), and CHARLES R. STRUBY, Ph.D., along with his heirs, successors, and assigns (collectively “STRUBY”), on the date ascribed below.

WHEREAS, by letter dated September 1, 2010 (a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference), STRUBY voluntary terminated his employment with IVD effective September 3, 2010 (the “Termination Date”), for “Good Reason,” as that term is defined in Section 5(c) of the Employment Agreement executed by and between IVD and STRUBY on or about March 27, 2009 (a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference) (the “Employment Agreement”).

WHEREAS, this Agreement is the General Release referenced in Section 7(c) of the Employment Agreement, and execution of this Agreement is a precondition to IVD’s obligation to pay any Severance Payment to STURBY under the Employment Agreement;

WHEREAS, STRUBY desires to compromise, finally settle, and fully release any and all actual or potential claims that he ever had, or now has, against IVD;

WHEREAS, STRUBY acknowledges that he consulted with counsel of his own choosing before executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreed-upon terms set forth below, IVD and STRUBY agree as follows:

1.           The recitals above are true and correct and are incorporated herein as material terms of this Agreement.

2.           (a)           In consideration for the promises set forth in this Agreement and the payments to be made to STRUBY under the Employment Agreement, STRUBY hereby:  (i) releases and forever discharges IVD from any and all claims, demands or liabilities, whether known or unknown, that STRUBY ever had or may now have against IVD from the beginning of time to the date of this Agreement; and (ii) forfeits, terminates and relinquishes all right, title and interest in and to those certain options to purchase 100,000 shares of IVD common stock (the “Options”) awarded to STRUBY under that certain Nonqualified Stock Option Agreement with a date of grant of March 27, 2009 (the “Stock Option Agreement”) under IVD’s 1999 Performance Equity Plan (the “Plan”).

(b)         The general release of claims set forth in clause (i) of paragraph 2(a) above includes, without limitation, all claims, demands or liabilities relating to or arising out of STRUBY’s employment with and separation of employment from IVD, including, without limitation, any claims, demands or liabilities for wrongful termination, constructive discharge, assault, battery, defamation, invasion of privacy, all claims based on ownership and/or forfeiture of the Options, negligent and/or intentional conduct, unpaid wages, severance or separation payments (including, without the “Severance Payment,” as that term is defined in Section 7(c)(i) of the Employment Agreement), termination benefits, payments for accrued but unused vacation or time-off, bonus or incentive payments, reimbursements, benefits or the value thereof, breach of any express or implied contract (including, without limitation, the Employment Agreement, the Stock Option Agreement and the Plan), breach of any covenant of good faith and fair dealing, or pursuant to any federal, state, or local employment laws, rules, regulations, ordinances, or executive orders prohibiting retaliation, coercion, intimidation, interference, harassment, or, inter alia, age, race, color, religion, sex, gender, national origin, handicap, disability, genetic information, marital status, ancestry, familial status, and sexual orientation discrimination, including, without limitation, claims arising under:

the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 621, et. seq.

Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et. seq. (“Title VII”)

the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et. seq. (“FMLA”)

the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101, et. seq. (“ADA”)

the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et. seq.

the Equal Pay Act, 29 U.S.C. § 206, et. seq.

the Civil Rights Acts of 1866 and 1871, 42 U.S.C. §§ 1981, 1982, 1983, 1985, and 1986

the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)

the Employee Polygraph Protection Act, 29 U.S.C. § 2001, et. seq.

the Genetic Information Non-Discrimination Act of 2008

the Employee Retirement Income Security Act of 1974 (excluding any vested benefits under a plan governed by ERISA), as amended, 29 U.S.C. § 1001, et. seq.

the Sarbanes-Oxley Act

the Immigration Reform and Control Act

the Fair Credit Reporting Act

the Health Insurance Portability and Accountability Act Of 1996 (“HIPAA”)

the Worker Adjustment and Retraining Notification Act (“WARN”)

the Florida Private Sector Whistleblower Act, § 448.101, et. seq., Fla. Stat.

the Florida Civil Rights Act of 1992, § 760.01, et. seq., Fla. Stat.

Florida’s workers’ compensation retaliation statute, § 440.205, Fla. Stat.

Florida’s and Delaware’s wage payment and wage discrimination laws, including, without limitation, §§ 448.07, 448.08, 448.110, Fla. Stat.

the Delaware Discrimination in Employment Act, Del. Code Ann., Title 19, § 710, et. seq.

the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann., Title 19, Ch. 7, § 720, et. seq.

the Delaware Equal Pay Law, Del. Code Ann., Title 19, Ch. 11, § 1107A

all local and county ordinances governing the employment relationship the Federal, State of Florida, and State of Delaware Constitutions

any other applicable federal, state, or local law, common or statutory, or tort or common law cause of action, including, but not limited to, any cause of action for costs, fees, expenses, attorneys’ fees, penalties, damages, and liquidated and consequential damages incurred in these matters, which STRUBY ever had, now has, or shall have as of the date of this Agreement.

STRUBY does not waive or release:  (i) claims that arise after the date he executes this Agreement; (ii) claims for unemployment compensation benefits; (iii) claims for indemnification from IVD that arise in connection with his past service as a director, executive officer or employee of IVD (whether pursuant to the Employment Agreement or pursuant to the Certificate of Incorporation, Bylaws or other organizational document of IVD or pursuant to the Delaware General Corporation Law); and (iv) claims for payment by IVD of the Accrued Compensation (as such term is defined in Section 7(b) of the Employment Agreement) in the aggregate amount of four hundred seventy-four dollars and one cent ($474.01) (and STRUBY acknowledges and agrees that STRUBY is not entitled to or due any of the Accrued Compensation other than such enumerated aggregate amount).

3.           In consideration for STRUBY’s execution of this Agreement, IVD will:  (a) make payments in the aggregate amount of two hundred five thousand dollars ($205,000.00) to STRUBY (and STRUBY acknowledges and agrees that STRUBY is not entitled to or due any of the “Severance Payment,” as that term is defined in Section 7(c)(i) of the Employment Agreement, other than the enumerated portion thereof set forth in this clause (a) of this paragraph 3); and (b) provide the benefits set forth in Section 7(c)(ii) of the Employment Agreement to STRUBY.

4.           IVD will pay the amount set forth in clause (a) of paragraph 3 in the following manner:  (i)  one hundred two thousand five hundred dollars ($102,500.00), within ten (10) business days after receipt of this original Agreement executed by STRUBY; and (ii) one hundred two thousand five hundred dollars ($102,500.00), on or before March 31, 2011.  In the event the Internal Revenue Service or any other taxing authority challenges the parties’ tax treatment of the settlement payments set forth in paragraph 3, then STRUBY shall bear his own risk of the tax consequences of the treatment of such payments, and shall hold harmless and indemnify IVD for any costs, fees, penalties, and/or attorneys’ fees incurred by IVD as a result of the parties’ tax treatment of the settlement payments set forth in paragraph 3.

5.           STRUBY acknowledges and agrees that no consideration other than as provided for by this Agreement has been or will be furnished by IVD.

6.           STRUBY affirmatively declares that he is not owed any additional sum of money, and that he is not entitled to any benefits, other than as set forth in this Agreement.

7.           STRUBY acknowledges and agrees that he continues to be bound by, among other things, the covenants, agreements and obligations set forth in Section 8 of the Employment Agreement, all of which survive the termination of his employment, the termination of the Employment Agreement and STRUBY’s execution of this Agreement.  STRUBY acknowledges and agrees that he has resigned from any and all positions and titles with IVD, including, without limitation, as a director, executive officer and employee.

8.           Pursuant to the provisions of the Older Workers Benefit Protection Act (“OWBPA”), which applies to STRUBY’s waiver of rights and claims under the Age Discrimination in Employment Act, STRUBY acknowledges that he has had a period of at least twenty-one (21) days within which to consider whether to execute this Agreement.  Also pursuant to the OWBPA, STRUBY understands that he may revoke his execution of this Agreement within seven (7) days of his execution of this Agreement.  It is specifically understood, however, that this Agreement shall not become effective or enforceable until the 7-day revocation period has expired, and that IVD shall have no obligations to STRUBY if STRUBY revokes his execution of this Agreement.

9.           STRUBY is advised to consult with an attorney prior to executing this Agreement.  STRUBY acknowledges that he has had an opportunity to consult with counsel of his own choosing before executing this Agreement.

10.         STRUBY fully understands that if any fact with respect to which this Agreement is executed is found hereafter to be different from the facts now believed by STRUBY to be true, he expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be and remain effective notwithstanding such difference in fact.

11.         This Agreement does not constitute an admission of a violation of any law, order, regulation, or enactment, or of wrongdoing of any kind by IVD and is entered into by the parties solely to end any controversy between them.  IVD expressly denies any and all wrongdoing and liability.

12.         Each of STRUBY and IVD agrees that he or it, as the case may be, will not make any comments to or have any communications with, in either case whether written, oral, electronic or otherwise, the general public or any individual or entity (including, but not limited to, any customers, suppliers, vendors, contractors, distributors, financial institutions or industry or trade associations, groups or organizations) that could be construed as negative concerning the other.

13.         The prevailing party shall be entitled to an award of attorneys= fees and costs incurred in enforcing this Agreement or in defending any claim brought in violation hereof, including, without limitation, costs and fees incurred at the trial court and appellate levels.

14.         STRUBY represents and warrants that no person other than the signatories hereto had or has any interest in the matters referenced in this Agreement, that STRUBY has the sole right and exclusive authority to execute this Agreement, and that STRUBY has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand relating to any matter covered by this Agreement.

15.         This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida, both substantive and remedial.  The failure of any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

16.         This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, express or implied, between the parties other than as set forth herein.  This Agreement cannot be amended, supplemented, or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement or modification is sought.

17.         This Agreement may be executed in counterparts, and upon such execution shall be complete, and the terms, provisions and obligations set forth shall be in full force and effect.

18.         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the parties agree that the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

19.         STRUBY FURTHER STATES AND AGREES THAT HE HAS CAREFULLY READ THIS AGREEMENT; THAT HE HAS HAD IT REVIEWED BY HIS ATTORNEY; THAT IT HAS BEEN FULLY EXPLAINED TO HIM BY HIS ATTORNEY; THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS AGREEMENT ARE THOSE STATED IN THIS AGREEMENT; THAT HE HAS HAD A REASONABLE PERIOD OF TIME OF AT LEAST 21 DAYS WITHIN WHICH TO CONSIDER THE AGREEMENT; AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY WITH THE FULL INTENT OF RELEASING IVD OF ANY AND ALL CLAIMS.

/s/ CHARLES R. STRUBY	12/17/2010
CHARLES R. STRUBY	DATE

STATE OF PENNSYLVANIA	)
) SS:
COUNTY OF BUCKS	)

The foregoing instrument was acknowledged before me this  17 day of December, 2010, by CHARLES R. STRUBY, who is personally known to me or who has produced a driver’s license as identification and who did (did not) take an oath.

/s/ Megan E. McGuirk
Print or Stamp Name: Megan E. McGuirk
Notary Public, State of PA
Commission No.:

IVAX DIAGNOSTICS, INC.

By:	/s/ Arthur Levine
Name: Arthur Levine
Title: CFO
Date: December 20, 2010

STATE OF FLORIDA	)
) SS:
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this 20 day of December, 2010, by Arthur Levine, who is personally known to me or who has produced a driver’s license as identification and who did (did not) take an oath.

/s/ Maria E. Perez
Print or Stamp Name: Maria E. Perez
Notary Public
Commission No.: DD 740292
My Commission Expires: 12/9/2011